EXHIBIT 99.7

        SUMMARY OF AVOCENT CORPORATION 2008 EXECUTIVE CASH BONUS PROGRAM

Program Background

         The Avocent Corporation 2008 executive cash bonus program was adopted by the Compensation Committee of the Board of Directors of Avocent Corporation (the "Company") and is designed to attract and retain qualified key executives critical to the Company's growth and long-term success. The Company's Compensation Committee is comprised of three independent non-employee directors. From time to time, the Company engages independent compensation consultants to advise the Compensation Committee on compensation and benefit matters.

         It is the objective of the Company's Compensation Committee and the Board of Directors to have a portion of each executive's compensation contingent upon the Company's performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) annual base salary,
(ii) annual cash bonus based on the achievement of performance goals established for the Company and for the executive officer, and (iii) equity-based awards that are designed to strengthen the mutuality of interests between the executive officer and the Company's stockholders, a portion of which are based on the achievement of performance goals established for the Company. The 2008 executive cash bonus program is designed to meet the second of these three elements, and bonuses to be awarded under the executive cash bonus program by the Compensation Committee are based on specified levels of growth in the Company's operational revenue and operational earnings per share in 2008 over the base operational revenue and earnings per share in 2007. Our Board of Directors has approved a number of corporate-wide business and financial objectives for 2008 related to the development and introduction of new IT infrastructure products, revenue diversification, and operational efficiencies, and the Compensation Committee concluded that the best way to measure the Company's success in achieving these business and financial goals was to measure the growth in the Company's operational revenue and earnings per share from 2007 to 2008. The Compensation Committee has the authority to award additional bonuses based on its evaluation of an executive's performance during a year.

Program Summary

         The executive cash bonus program is designed to reward executives on a sliding scale basis for annual performance by the Company, and the program is targeted at 100% of base pay for the Company's Chief Executive Officer, 70% of base pay for the Company's President, and 60% of base pay for the Company's other executive officers. The calculation of executive bonuses based on targeted levels of growth in the Company's operational revenue (which is income prior to intangible amortization, stock compensation expense, and acquired in-process research and development expense) and specified levels of growth in the Company's operational earnings per share in 2008 (after deducting executive bonuses net of tax) over the base operational revenue and earnings per share in 2007. There are adjustments for acquisitions on a pro-rata basis, and any transaction expenses from transactions that do not close are excluded from the calculation of operational earnings per share. Each of the two performance metrics would be weighted equally in calculating the percentage of performance shares actually earned by each participant. Depending on the levels of growth in the Company's 2008 operational revenue and 2008 operational earnings per share over 2007, an executive could actually earn a percentage from 0% to 150% of the targeted bonus initially determined. As a result, the maximum award under the program is 150% of base pay for the Company's Chief Executive Officer, 105% of base pay for the Company's President, and 90% of base pay for the Company's other executive officers.

Corporate and Individual Objectives

         The specific levels of operational revenue and earnings per share growth and the related multiplier percentages have been communicated to each eligible executive and represent target levels or other achievements with respect to specific quantitative or qualitative performance related factors, or


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factors or criteria involving confidential commercial or business information, the disclosure of which would have an adverse effect on the Company.










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